Exhibit 99(j)

New Joint Venture on the Horizon to Grow High Quality Medicine for Patients

Carrollton, Texas—December 23, 2014: Med-Cannabis Pharma, Inc. (OTC/BB: MCPI) is thrilled and excited to announce a new joint venture on the horizon to grow high quality medical marijuana for current and future patients in Oregon. MCPI has signed a Letter of Intent (LOI) with Royal Tree Organics, LLC (RTO) outlining the basic terms of the joint venture to be finalized in the near future. This new joint venture coupled with the recent acquisition of two new medical marijuana dispensary in Oregon continues the steady growth of MCPI’s footprint in the medical marijuana marketplace in the state. Most importantly, this venture gives MCPI the ability to exclusively employ RTO and its founders, and utilize their considerable expertise in managing operations and producing high quality medicinal marijuana that patients can purchase at MCPI’s growing number of dispensaries .

Royal Tree Organics, LLC was founded by Chad Holland and Bryce Davis. While both gentlemen come from different backgrounds and experiences concerning growing marijuana, their passion and hard earned expertise in the industry make this joint venture an attractive and potentially very profitable deal for MCPI and its dedication to continue expanding its presence in this marketplace.

Chad Holland started at the bottom and has earned his way up the ladder of grow operations to gain the knowledge, expertise, and credibility in the industry which allowed him to go out on his own and Co-Found RTO. He started as a laborer, and trimmer for a medical marijuana farm in Mendocino County CA, his steady rise and reputation lead to business contacts which moved him on to Hawaii. In Hawaii he focused on sustainable living and permaculture techniques used to build soil, and his consulting services were in high demand as he worked with 3 full size grow operations and several sustainable farming operations. In total he has nine years of growing and five years of full scale operational experience.

Bryce Davis comes from a completely different part of the country and his path to partnering with Chad and Co-Founding RTO is unique in its own right. Bryce and his family are from Oklahoma and he was exposed to the agricultural lifestyle all his life. His family had large flower and vegetable gardens and other relatives owned and managed large peanut farms. His ambition to perfect his techniques in cultivating marijuana continued through his stint as a player in the NFL. Through trial and error, a consistent love of and interest in gaining knowledge about the cultivation of marijuana, Bryce has become an expert on how to grow marijuana by creating the most natural environment possible.  By partnering with Chad in Co-Founding RTO, both men’s differing backgrounds have combined in a company that utilizes cutting edge LED technology along with proprietary commercial growing techniques to produce an ultra-high quality product fit for royalty.

The initial particulars of the LOI spell out the relationship MCPI and RTO will have in this joint venture. MCPI will finance the startup and operational costs of the JV Medical Marijuana Grow Facility up to $200,000 while retaining 99% of the JV partnership until benchmarks associated with the JV are met. This will allow MCPI to protect its investment while gaining exclusive access to RTO as producers and growers of their high quality product for sale at MCPI’s medical marijuana dispensaries. The benchmarks in the LOI allocate 29% of the JV partnership to RTO after MCPI recoups its investment funds and further allocations to RTO 10% as profits of the JV dictate. This is an attractive proposal for both parties involved; For MCPI, a particular term in the agreement is that RTO is exclusively employed to produce and lend expertise to the JV grow operation and cannot grow for or contract with any other competitors associated with the medical marijuana industry. For RTO, they may continue to explore and participate in grows associated with the recreational marijuana industry. This particular term of the JV should be beneficial in attracting future partners to aide in MCPI’s growth by showing MCPI’s willingness to take into account the growth needs of their business partners.

Forward Looking Statements

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement containing words such as "anticipate," "seek," intend," "believe," "estimate," "expect," "project," "plan," or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include the future U.S. and global economies, the impact of competition, and the Company's reliance on existing regulations regarding the use and development of cannabis-based drugs. The Company does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Contact Information

GRACIELA MORENO President Med-Cannabis Pharma, Inc. +1 214 666 8364 direct

Source: Med-Cannabis Pharma, Inc.

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SUBJECT CODE:     Agriculture: Farming

Medical and Healthcare: Alternative

Pharmaceuticals and Biotech: Drugs

Medical and Healthcare: Health and Nutrition

Pharmaceuticals and Biotech: Biotech

Medical and Healthcare: Facilities and Providers